Exhibit 10.4

April 20th, 2019

Ying Huang, PhD

908-307-8008

vhuang1992@gmail.com

Dear Ying,

Congratulations! We are pleased to offer you the full time position of Chief Financial Officer at Legend Biotech USA, Inc. (referred to as “the Company” in the rest of this document.) We trust that your knowledge, skills and experience will be among our most valuable assets. The following is a summary of your compensation package.

Location: New Jersey, USA

Remuneration: The base salary for this position is $450,000 per year, plus 40% of annual base salary as the year-end performance-based bonus target. The year-end bonus is based on employee’s performance rating. The first year’s bonus accrual is prorated based on percentage of time employed.

Long-term Incentive Plan:

You will be eligible to participate in Legend Biotech share option plan, which is a performance-based incentive plan. You will be granted a total of 1,000,000 option shares in the year of 2019, and the options will be vested evenly in 5 years starting from the first anniversary of the grant date. The purchase price per share for these total 1,000,000 shares will be at the fair market value on the grant date upon the board of Legend Biotech’s approval. The terms of the grants will be in accordance with the LEGEND BIOTECH CORPORATION SHARE OPTION SCHEME.

In the event that Legend is acquired by another company, if the new ownership of the employer decides to terminate and/or not hire you under terms substantially similar in all material respects to your employment prior to the acquisition, then you will receive severance pay equal to 6 months of then-current base salary and all unvested options will vest immediately upon the board of Legend Biotech’s approval provided that same would not violate the option scheme at that time.

Company Benefits: You will be eligible for Health, Dental and Vision coverage, as well as subsidized coverage for family members. You will be automatically enrolled in Accidental Death and Dismemberment, Long Term Disability and life Insurance. You will also be eligible to participate in Employer’s 401(k) plan.

Non-competition: You are required to sign the “INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT” with Legend Biotech prior to the employment.

Legend Biotech USA. Inc.

10 Knightsbridge Rd, Piscataway, NJ 08854 | 2101 Cottontail Lane, Somerset NJ 08873

Commencement Date: Your employment will commence on July 22nd, 2019. This offer is valid for THREE business days from the date of issuance.

At will: Your employment with the Company is at-will.

This summary supersedes all other commitments either verbal or written that may have been made to you before.

Your offer is contingent upon the followings: 1) satisfactory reference check and background check, including, but not limited to: verification of education, previous employment, personal history verification, and criminal history; 2) your employment with the company will be confirmed only after we receive the results of a drug-screening procedure. Please complete your drug screen within 72 hours from the receipt of the email from our vendor; 3) verification of your right to work in the United States. The 1986 Immigration Reform and Control Act requires U.S. employers to ensure that all candidates for employment are legally authorized to work. Therefore, you must furnish documentation of your identity and authorization to work in the U.S.

Sincerely,

/s/ Yuan Xu

Yuan Xu

Chief Executive Officer, Legend Biotech

Offer Confirmation

I, Ying Huang, hereby accept the offer by Legend Biotech USA, Inc.

/s/ Ying Huang	4/20/2019
Candidate Employee Signature	Date

Legend Biotech USA. Inc.

10 Knightsbridge Rd, Piscataway, NJ 08854 | 2101 Cottontail Lane, Somerset NJ 08873